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                                                                   EXHIBIT 10.74



                                                April 17, 2002


Mr. Mark S. Berg
3739 Tangley
Houston, TX  77005

Dear Mark:

This letter summarizes Hanover Compressor Company's offer of employment to you to serve as the Company's Senior Vice President, General Counsel and Corporate Secretary based in Hanover's corporate office in Houston, Texas. In this role, you will report jointly to the Company's chief executive officer and board of directors. I am confident that your inclusion in Hanover's senior executive management team will prove to be mutually rewarding and offer you the career opportunity that you seek.

In this position you will be a critical member of Hanover's executive management group, participating in creating and implementing the overall direction of the Company, its corporate strategy, business development initiatives and transactional tactics. Additionally, as Senior Vice President, General Counsel and Corporate Secretary you will be solely responsible for managing the Company's litigation and regulatory matters. You will also be directly responsible for all of the Company's legal matters and related administrative management and compliance-related activities, including all aspects of the legal maintenance of the Company and its subsidiaries, including corporate minutes, qualifications and representations. This position will also vest you with direct responsibility for all domestic and international contract negotiation, management and administration, including the implementation of all management processes that create standards for the approval, supervision and administration of all contracts related to Hanover's operations, leasing, financing, purchasing and other activities.

As Senior Vice President, General Counsel and Corporate Secretary you will work closely with the Company's chief executive and chief financial officers to coordinate all activities of the Company's board of directors and to oversee and manage all aspects of Hanover's merger, acquisition, divestitures and other major initiatives. Additionally, you will be responsible for managing Hanover's shareholder services and proxy solicitation activities and will be jointly responsible, with the Company's chief financial officer, for all SEC and New York Stock Exchange filings and compliance including coordinating all communications with representatives of the regulatory bodies when required and drafting and filing all forms 10-K, 10-Q, 8-K and related reports and regulatory activities.

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Mr. Mark S. Berg
April 17, 2002
Page 2

This position will also entail your joint management of the Company's transactional activities and other activities essential to the Company's capital formation and business development. Finally, as a critical member of the Company's senior executive management team you will be involved with and responsible for developing, implementing and managing the plans, policies and procedures integral to the administrative activities of the Company and will work closely with other Hanover senior managers to accomplish the risk management, administrative and operating objectives of the Company.

As Hanover's Senior Vice President, General Counsel and Corporate Secretary, your compensation and other terms and conditions of employment will be set by the Company's board of directors. Initial terms and conditions for this position are as follows:

Base Salary:        $300,000.00 per year ($11,538.47 per pay period for 26 pay periods per year).

Profit Sharing
Opportunity:        25 - 100% of annual base salary to be paid annually based
                    upon personal performance determined by the Company's board of directors compared with agreed upon personal performance objectives and subjective measures as well as Company performance. Target annual profit sharing payout shall be 50% of annual base salary (provided such agreed upon performance objectives are met); and (as specified above) you will have the opportunity for a bonus of up to 100% of base for superior performance. Notwithstanding the provisions described above, your minimum profit sharing payment for performance during 2002 will be $150,000.
                    Thereafter, the minimum annual profit sharing payment to which you shall be entitled, if any, shall be set each year in advance by the compensation committee of the Company's board of directors.

Stock Option
Program: Upon your employment start date, the Company will grant to you non-qualified stock options to purchase 100,000 shares of Company common stock at a price per share equal to the NYSE closing market price that day. As of your start date, you and the Company will enter into the attached Stock Option Agreement to evidence such option grant. In addition, provided that you remain continually employed by the Company in a role substantially similar to that described herein, you will be given the

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Mr. Mark S. Berg
April 17, 2002
Page 3

                    full opportunity to participate in the stock, compensation, incentive, retirement and other plans and benefits offered to the most senior officers of the Company; provided, however, that you will not be eligible to participate in any stock option grants made within 6 months of your start date unless other senior executives of the Company who were hired in 2002 also participate. As we have discussed, the Compensation Committee of the Company's Board of Directors intends to evaluate Hanover's management compensation plans generally and you will be a meaningful participant in those discussions as well as in the programs that are implemented as a result thereof.

Severance
Agreement:          The Company will make a severance payment to you in a lump sum, as soon as practicable following your termination, equal to one and one-half times your annualized salary and Bonus Compensation in the event that you involuntarily terminate your employment with the Company within the first twelve months following a "Change of Control" of the Company. Additionally, the Company will make a severance payment to you in a lump sum, as soon as practicable following your termination, equal to one times your annualized salary and Bonus Compensation in the event that you involuntarily terminate your employment with the Company in the absence of a Change of Control. In either of these two events, the Company shall provide you (at its sole cost) your current health benefits for a period of eighteen months following your termination date, with such continuation of benefits being concurrent with and not in addition to any continuation coverage required by law. In calculating severance, "Bonus Compensation" will equal the average bonus paid to you for the two annual periods occurring immediately prior to your termination of employment (or prior to the Change in Control, if applicable). If two periods have not transpired, the Bonus Compensation will equal the bonus paid to you for 2002 and if the 2002 bonus has not been paid, Bonus Compensation will be $300,000.

                    Please note, however, that the Company will not be obligated to make any severance payment to you in the event that you voluntarily terminate your employment with the Company without "Good Reason" or involuntarily terminate your employment with the Company due to your death, disability, or are terminated for "Cause". Additionally, in the event that the Company subsequently implements employment contracts or benefits for its

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                    executive managers that contain Change of Control-related
                    protections more favorable to managers than that described above, you will be offered similar protections.

                    These commitments regarding your severance are in consideration for your agreement that, during the term of your employment and for a period one year after you terminate your employment with the Company, for whatever reason, you will not provide services as an employee, consultant, advisor, partner or member of any entity whose primary business is directly competitive with that of the Company's or any subsidiary of the Company (a "Competitor") with regard to the natural gas compression services business ("Competitive Services"); provided, however, that this covenant will not (i) restrict you from providing services to any Competitor if such services are provided to a line of business of the Competitor that is not related to the natural gas compression services businesses or (ii) not prohibit you from entering into the private practice of law or providing legal services to a Competitor so long as in connection with the provision of such services you do not disclose or otherwise use any confidential or proprietary information of the Company. This agreement on your part will apply regardless of whether your employment terminates under circumstances, which entitle you to receive the severance payments described above. The Company will have all rights and remedies available to it at law and in equity to assure your compliance with this covenant and to remedy any breach thereof, including, without limitation, the right to enforce this covenant by injunctive relief. In the event that you breach the foregoing covenant regarding non-competition, the Company shall no longer be obligated to provide you continued health benefits under this Agreement. This non-competition covenant will control over any other non-competition agreements in the Company's plans and policies, including the Stock Option Agreement executed by you.

                    For purposes of this letter, voluntary termination of employment for "Good Reason" shall be defined as any situation in which your termination of employment with the Company (i) promptly follows a material reduction of your duties and responsibilities or a permanent change in your duties and responsibilities which are materially inconsistent with the type of duties and responsibilities then in effect, (ii) promptly follows a reduction in your annual base salary (without regard to bonus compensation, if any) or a reduction in your annual bonus opportunity as set forth in this letter (it is acknowledged that a reduction in the actual amount of your bonus from year to year as a result of performance will not be considered a reduction in bonus opportunity), (iii) promptly


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                    follows a material reduction in your employee benefits
                    (without regard to bonus compensation, if any) if such reduction results in you receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally, (iv) promptly follows a material failure by the Company to comply with the terms of this letter or to pay any compensation when due, but only after you provide notice to the Company of such failure and the Company has reasonable opportunity to cure, (v) promptly follows a relocation of your principal work location outside the Houston, Texas metropolitan area, or (vi) the Board otherwise determines that a voluntary termination by you is for "Good Reason" under the circumstances then prevailing.

Vacation:           Up to four weeks per year.

Auto Allowance:     Either $500 per month or company furnished vehicle, at your election.

Professional
Expense
Reimbursement:      During the term of your employment with the Company, Hanover shall reimburse you for all professional association dues and continuing education-related expenses, subject to an annual cap of $5,000.

Legal Expense
Reimbursement:      The Company understands that you may engage legal counsel to review this letter and related agreements. The Company agrees to reimburse you for up to $5,000 of such legal fees and expenses.

Start Date          Your employment with the Company will start on May 6, 2002, or such earlier date as may be mutually agreed upon.


Additionally, as a full time employee, you will also be eligible to participate in the various benefit programs offered by the Company. Other than in the case of the Company's 401(k) plan described below, you will participate in these programs starting the first day of the month of your employment start date. Pursuant to Company and ERISA guidelines, your eligibility for participating in the Company's 401(k) plan will occur on the 1st of the month following six months of service with the Company; provided, however, you may immediately roll any of your existing 401(k) plan accounts into the Company's plan in compliance with the terms of the Company's plans and policies.

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Any public announcements regarding your employment or position with the Company will be subject to the approval of the Company and you, which approval will not be unreasonably withheld or delayed.

Mark, this offer expires on Friday April 19, 2002, is contingent upon providing Hanover with the required documentation to complete the INS I-9 Form and the successful completion of a drug screen prior to your start date. These activities, along with a full discussion of benefits and the related forms, can be accomplished by calling me or Errol Robinson, Director of Human Resources in the Hanover's corporate office at 281/447-8787.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

Again, we are extremely confident that your inclusion in Hanover's senior executive management group represents a very significant addition to the Company and an excellent opportunity for both you and the Company. We are very pleased to extend this offer to you and would be honored to have you as a key player on our senior management team. We look forward to welcoming you.

Sincerely,



Michael J. McGhan

cc: William S. Goldberg

Accepted:    /s/  Mark S. Berg                     Date:  April 17, 2002
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                  Mark S. Berg